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                           [LETTERHEAD OF BANK ONE]

                                                                   July 19, 2001

PJ Acquisition Corp.
2300 Resource Drive
Birmingham, Alabama 35242
Attn: Mr. Douglas Stephens

Dear Doug:

     This letter will confirm the agreement of Bank One, Kentucky, NA to substitute the Summary of Terms and Conditions accompanying this letter for the Summary of Terms and conditions accompanying the commitment letter of Bank One, Kentucky, NA dated May 31, 2001 and accepted by PJ Acquisition Corp. on June 1, 2001.

                                       BANK ONE, KENTUCKY, NA

                                       /s/ Thelma B. Ferguson

                                       Thelma B. Ferguson
                                       First Vice President

              Summary of Terms and Conditions (the "Term Sheet")

                                 July 19, 2001

Borrower:                PJ Acquisition Corp., a Delaware corporation (the
                         "Borrower"), until the consummation of the merger of PJ
                         Acquisition Corp. into PJ America, Inc. (the "Merger"), at which time the term "Borrower" shall mean PJ
                         America, Inc. in its capacity as the surviving corporation of the Merger.

Lender:                  Bank One, Kentucky, NA ("Bank One")

Guarantee:               All subsidiaries of the Borrower shall unconditionally
                         guarantee the obligations of the Borrower and shall secure such guaranties with first priority security interests in all of their respective business assets.

Amount: a. $25,000,000.00, fully amortizing term loan to be used for extraordinary corporate transactions disclosed in writing to Bank One (the "Term Loan");

                         b. $5,000,000.00, revolving credit facility for general working capital purposes (the "Revolver"), which will not be closed until the Merger has been consummated.

Maturity:                Six years from Closing Date

Repayment:               Cash flow from earnings.

Collateral:              The Term Loan shall be unsecured until the Merger has
                         been consummated. Upon the consummation of the Merger, both the Term Loan and the Revolver shall be secured by
                         (i) a first priority pledge by the shareholders of the Borrower of all issued and outstanding shares of stock of the Borrower, (ii) a first priority pledge by the Borrower of all issued and outstanding shares of stock of each subsidiary of the Borrower, and (iii) first priority security interests in all assets of the Borrower and its subsidiaries; provided, liens will be required on leased property and an assignment of leases will be required only upon the occurrence of an Event of Default.

Agent's Fee:             The Borrower shall pay to Bank One an agent's fee equal
                         to $33,000.00. The agent's fee will be paid upon
                         acceptance of this commitment.
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Interest Rates:          See Pricing Grid attached hereto as Exhibit A. Interest
                         will be calculated for actual days elapsed in a year of 360 days.

Commitment Fee:          See Pricing Grid Attached hereto as Exhibit A.

Cross Default/           The Facilities will be cross-defaulted with any and all
Cross                    other borrowed money greater than $100,000.00.
Collateralization:

Optional Prepayment:     Prime Rate Loans may only be prepaid at any time upon
                         one business day's notice to Bank One. LIBOR Rate Loans may be prepaid prior to the end of an interest period with a break-funding fee equal to Bank One's loss of yield and/or actual costs to third parties to break hedging transactions.

Accounts:                The Borrower shall maintain its primary depository
                         account as well as its treasury management accounts with Bank One. Provided, Bank One understands that the
                         Borrower will maintain banking accounts in each of the Borrower's markets for its petty cash needs, with the extra cash to be swept daily into the Borrower's primary depositary account maintained with Bank One.

Rate Protection:         The Borrower is required to hedge a minimum of 50% of
                         the term loan using an interest rate protection product, at any time it chooses, but not more than 30 days after closing. The hedge should provide for a minimum of 3 years protection.

Representations and      Customary for transactions of this type including, but
Warranties:              not limited to:

                         a.  Corporate existence and authority;

                         b.  Binding effect;

                         c.  Financial information;

                         d.  No material adverse change;

                         e.  Compliance with laws, including environmental;

                         f.  Payment of taxes;

                         g.  Absence of material litigation;

                         h.  Absence of default; and

                         i.  Title to assets.
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Conditions Precedent:    Customary for transactions of this type including, but
                         not limited to:

                         j. Receipt and satisfactory review by Bank One of financial statements and income tax returns;

                         k.  Accuracy of representations and warranties;

                         l.  Absences of default;

                         m. Negotiation and execution of documentation satisfactory to Bank One;

                         n. Satisfactory completion of Bank One's due diligence including satisfactory review of all documents and agreements pertaining to the Merger; and

                         o. No material adverse change in financial condition, assets, nature of the assets, operations or prospects of the Borrower.

Subsequent Advances:     Customary for transactions of this type including, but
                         not limited to:

                         a.  Absence of default;

                         b.  No material adverse change; and

                         c.  Notice of borrowing.

Covenants:               Customary for transactions of this type including, but
                         not limited to:
Affirmative
Covenants:               a.  Financial reporting;

                         b.  Payment of taxes;

                         c.  Corporate existence;

                         d.  Maintenance of properties;

                         e. Compliance with laws, including environmental, ERISA, and CERCLA;

                         f.  Maintenance of ownership;

                         g.  Payment of debt;

                         h.  Compliance certificates;

                         i.  Maintenance of insurance; and

                         j.  Use of proceeds.

Financial Covenants:     Fixed Charge Coverage Ratio: The ratio of EBITDA to
                         ---------------------------
                         Fixed Charges shall not, at any time, be less than
                         1.25:1.00, subject to appropriate step-ups.
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                         Leverage Ratio: The ratio of Total Funded Debt to
                         --------------
                         EBITDA shall not, at any time, be greater than 3.50:1.00, subject to appropriate step-downs.

                         Minimum Net Worth: $29,152,000.00 less repurchases of
                         -----------------
                         common stock of PJAM (up to a maximum of $28.0 million) after 3/31/01 plus 50% of after-tax net income after 3/31/01.

                         Capital Expenditures: Shall not exceed $4,000,000.00
                         --------------------
                         per year without the prior written consent of Bank One.

                         Additional Indebtedness Limitation: Up to $1,000,000
                         ----------------------------------
                         per year.

                         Sale of Assets: Up to $1,500,000.00 per year; provided,
                         --------------
                         Borrower shall have the unlimited right to sell entire markets if no event of default then exists or will result therefrom. 100% of the net sales proceeds from the sale of an entire market shall be applied as a permanent paydown of the principal of the Facilities.

                         Acquisitions: Up to $3,000,000.00 per year.
                         ------------

                         Loans to Affiliates: Up to $100,000 in the aggregate
                         -------------------
                         outstanding at any one time.

                         Cash Flow Recapture: The Borrower shall make an annual
                         -------------------
                         permanent paydown of the principal of the term loan in an amount equal to 50% of the Borrower's free cash flow. Free cash flow is defined as EBITDA minus the sum of scheduled principal payments, interest expense, corporate taxes, distributions to the shareholders of the Borrower for income taxes on their allocable share of the Borrower's taxable income, and permitted capital expenditures.

                         EBITDA shall be defined as sum of net income, interest expense, income tax expense, depreciation expense, and amortization expense. Fixed Charges shall be defined as all scheduled principal and capital lease payments (excluding any balloon payments or Cash Flow Recapture payments) plus the sum of interest expense, income tax expense and dividends. Total Funded Debt is defined as the sum of indebtedness for borrowed money, capital lease obligations, subordinated debt, mandatory redeemable preferred stock, contingent debt obligations, and outstanding letters of credit.
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                         Unless otherwise noted, all financial covenants shall
                         be applied to the Borrower; shall be determined according to generally accepted accounting principles, consistently applied; shall be tested quarterly beginning on the first quarter's end post closing; and, if applicable, shall be calculated on a historical rolling four quarters basis.

Events of Default:       Customary defaults and notice and cure periods for
                         transactions of this type including, but not limited to:

                         a.  Failure to pay principal, interest or fees;

                         b.  Noncompliance with affirmative covenants;

                         c. Noncompliance with negative covenants or financial covenants;

                         d. Any representation or warranty shall prove to be incorrect, false or misleading in a material respect when made;

                         e.  Insolvency or bankruptcy;

                         f.  Cross default to other indebtedness;

                         g.  Judgments; and

                         h. Change in control or the management of the Borrower unless substitute management satisfactory to Bank One is installed.

Closing Costs:           All closing costs, if any, will be the responsibility
                         of the Borrower.

Governing Law:           Commonwealth of Kentucky.